EXHIBIT 99.1

ENGlobal Announces Second Quarter 2023 Financial and Operating Results

HOUSTON, TX / ACCESSWIRE / August 10, 2023 / ENGlobal Corporation (NASDAQ:ENG), a provider of innovative engineering project solutions for the energy industry, today announced that it has filed its second quarter report on Form 10-Q with the U.S. Securities and Exchange Commission for the quarter ended July 1, 2023. The report details ENGlobal’s second quarter financial and operational results.

“While ENGlobal continued to address the challenges of legacy projects and operations in the second quarter that resulted in continued losses, we continue to make progress in repositioning the Company with a focus on engineered project delivery and automation services,” said William A. Coskey, P.E., ENGlobal’s Chairman and Chief Executive Officer. “While significant cost savings continued to roll through the financial statements, the full effect of our efforts won’t be fully realized until the second-half of the year. In addition, we still are working on completing legacy projects that do not meet our current margin and profitability standards. While such projects have been challenging, we have an obligation to complete those commitments and will do so in the coming weeks. That said, we are acutely focused on performing future work that is priced with appropriate margins and for clients that are able and willing to compensate ENGlobal for work upon achievement of reasonable project milestones and completion.”

Revenues for the three months ended July 1, 2023 were $9.7 million, a decrease of $1.7 million, from $11.4 million for the three months ended June 25, 2022.  Operating loss for the second quarter of 2023 was $4.3 million compared to an operating loss of $1.6 million for the comparable period in 2022. Net loss for the three-months ended July 1, 2023 was $4.3 million compared to a net loss of $1.5 million for the three months ended June 25, 2022. ENGlobal lost $0.11 per fully diluted share in the second quarter of 2023 compared to a loss of $0.04 per fully diluted share for the comparable period a year ago.

Revenues for the six-month period ended July 1, 2023 were $22.9 million, compared to $18.7 million for the comparable period a year ago.

ENGlobal’s comprehensive financial statements can be found in the Company’s quarterly report filed on Form 10-Q with the U.S. Securities and Exchange Commission.

“Since the beginning of the year we have reduced our professional payroll by nearly 50% and, as importantly, have retained and recruited the right people to provide best-in-class engineering and automation services to our clients,” added Coskey. “We remain focused on landing profitable work in our core businesses and rebuilding our backlog in these key areas. The Company booked approximately $6.9 million in new business in the second quarter and, as of August 1, our backlog was nearly $18 million.”

During the second quarter, ENGlobal repaid its outstanding line of credit with Pacific Western Business Credit refinancing the outstanding balance with a term loan provided by a family partnership controlled by Mr. Coskey. In addition, the Company received a six-month extension to regain compliance with the continued listing standards of the NASDAQ stock market.

“Both the new credit facility and NASDAQ extension provide ENGlobal with additional runway and flexibility to continue to reposition the business to capture opportunities in our core competencies, continue our efforts to reengineer our balance sheet and return ENGlobal to profitability and long-term success” said Coskey.

“We will continue to focus our efforts on margin expansion in our core businesses, further adjusting our cost structure to maximize productivity and doubling-down on our efforts to collect outstanding receivables that are due to ENGlobal for the work of our professional team,” concluded Coskey. “If successful, our efforts to collect amounts due ENGlobal for work performed – from government contracts to renewable developers – will make a significant difference in our balance sheet and financial condition in the second-half of the year. In addition, we continue to pursue a number of important strategic initiatives. While we can make no assurances that such initiatives will be successful, these initiatives, if successful, should provide stability to our balance sheet and opportunities to grow our core engineering and automation businesses. In addition, we continue to consider strategic alternatives for business lines, especially those that require significant working capital commitments and that may be more valuable in the hands of someone other than ENGlobal.”

About ENGlobal

ENGlobal Corporation (NASDAQ:ENG) is a provider of innovative, delivered project solutions primarily to the energy industry. ENGlobal operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction management and integration of automated control systems. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry. Further information about the Company and its businesses is available at www.englobal.com.

For further information, please email ir@englobal.com.

Cautionary Note Regarding Forward Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.